Exhibit 99.(h)(45)

AMENDMENT TO

EXPENSE WAIVER AGREEMENT BETWEEN

TRIBUTARY FUNDS, INC. AND FIRST NATIONAL FUND ADVISERS

This AMENDMENT is made by and between TRIBUTARY FUNDS, INC. (the “Company”) on behalf of certain investment series (each, a “Fund,” and collectively, the “Funds”), and FIRST NATIONAL FUND ADVISERS (“Sub-Adviser”).

WHEREAS, the Company and Sub-Adviser entered into an Expense Waiver Agreement effective as of August 1, 2014 (“Agreement”), whereby Sub-Adviser agreed to waive a percentage of its sub-advisory fee payable to it and/or reimburse other expenses of a Fund, during the period ending one year from the effective date of the registration statement of the Company, to the extent necessary to limit the total operating expenses of each Fund, exclusive of shareholder service fees (Institutional Class only), brokerage costs, interest, taxes and dividend and extraordinary expenses, to an annual rate (as a percentage of the average daily net assets of the Funds) listed in Schedule A of the Agreement.

WHEREAS, pursuant to the Agreement, the parties have agreed to amend Schedule A of the Agreement to add the Tributary Balanced Fund and the Tributary Growth Opportunities Fund.

NOW THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.                                      Schedule A dated October 1, 2014 attached hereto is hereby added to the Agreement.

2.                                      Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Adviser, Sub-Adviser and Trust have caused this Amendment to be executed as of September 15, 2014, effective as of October 1, 2014.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

TRIBUTARY FUNDS, INC.		FIRST NATIONAL FUND ADVISERS

By:	/s/ Stephen R. Frantz	By:	/s/ Kurt Spieler

Name:	Stephen R. Frantz	Name:	Kurt Spieler

Title:	President and Director	Title:	Senior Managing Director

SCHEDULE A

FUND	EXPENSE CAP
Tributary Short-Intermediate Bond Fund	50.00% of the Advisor Fee Earned
Tributary Income Fund	50.00% of the Advisor Fee Earned
Tributary Balanced Fund	50.00% of the Advisor Fee Earned
Tributary Growth Opportunities Fund	50.00% of the Advisor Fee Earned

A-1